UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Constant Contact, Inc.

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Endurance International Group Holdings, Inc.

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Subject Company: Constant Contact, Inc.

Commission File No.: 001-33707

Slides used in connection with Endurance International Group’s 2015 third-quarter results conference call

November 2, 2015, 8:00 a.m. EST

Q3 FY2015 Earnings Presentation November 2, 2015

Forward Looking Statements AND OTHER IMPORTANT CAUTIONS This presentation contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expected timing of the completion of the acquisition of Constant Contact described in this presentation and the related debt financing; the expected benefits of the transaction, including our ability to create a leaner, faster moving structure; the valuation of Constant Contact; our immediate and long-term financial expectations for the combined business, including expected growth, pro forma adjusted revenue and pro forma adjusted EBITDA, enhanced free cash flow generation and ability to deliver or accelerate delivery of long-term financial targets; guidance and other expectations regarding our and Constant Contact’s full-year fiscal 2015 results; our preliminary fiscal 2016 guidance and other estimates for the Endurance standalone business and the combined business; our expectations regarding the amount, timing and nature of cost synergies or savings resulting from the transaction; our expectations for our combined pro forma secured and unsecured leverage ratio and for fiscal 2015 and 2016; our secured and total net debt expectations; our ability to extend the maturity date of our current term loan; our ability to use our marketing funnel and distribution platform to market and cross-sell Constant Contact products or other new products; the ability of our fiscal 2015 product, restructuring and other initiatives to drive growth and profit in fiscal 2016 and thereafter; the expected annualized savings from our data center acquisition; our ability to drive future growth through Constant Contact and other mergers and acquisitions; our expectations regarding the pending revisions to certain of our performance metrics; and the future operation, direction and success of the Endurance and Constant Contact businesses. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this presentation that are not historical facts, and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “should,” “may,” “confident,” “positions,” “look forward to,” “guidance,” “preliminary” and variations of such words or words of similar meaning and the use of future dates. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that these plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, uncertainties as to the timing of the contemplated transaction; uncertainties as to the approval of Constant Contact stockholders required in connection with the contemplated transaction; the possibility that a competing proposal will be made; the possibility that Endurance may not receive financing on the terms expected; the possibility that the closing conditions to the contemplated transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; the effects of disruption of Endurance’s current plans and operations caused by the announcement of the contemplated transaction, which may cause Endurance’s stock price to decrease or make it more difficult to maintain relationships with employees, customers, vendors and other business partners; the possibility that the business of Constant Contact may suffer as a result of uncertainty around the transaction or that Constant Contact may be adversely affected by other economic, business, legislative, regulatory and/or competitive factors; the inability of Endurance and Constant Contact to retain key personnel; the risk that stockholder litigation or other legal proceeding in connection with the contemplated transaction may affect the timing or occurrence of the contemplated transaction or result in significant costs of defense, indemnification and liability; the possibility of the transaction involving unexpected costs, liabilities or delays; the possibility of any failure to realize the intended benefits of the contemplated transaction, including the inability to integrate Constant Contact’s and Endurance’s business and operations or to realize the anticipated synergies in the expected amount or within the anticipated time frames or cost expectations or at all; the possibility that our and Constant Contact’s estimated combined or standalone fiscal 2015 results or preliminary fiscal 2016 guidance may differ from expectations; other business effects, including the effects of industry, economic or political conditions outside of the control of the parties to the contemplated transaction; additional expenditures of time and resources related to transaction costs, charges and expenses; adverse impact on Endurance’s business from increased indebtedness and the cost of servicing its debt; actual or contingent liabilities; the rate of growth of the Small and Medium Business (“SMB”) market for our solutions; our inability to maintain a high level of subscriber satisfaction; our inability to continue to add new subscribers and increase sales to our existing subscribers; our inability to continue to drive growth through mergers or acquisitions, whether due to unavailability of target companies at prices and on terms we are willing or able to pay, difficulties in obtaining debt or equity funding for mergers and acquisitions, regulatory constraints, our inability to integrate acquired businesses and/or realize the expected cost savings and other synergies from our acquisitions; system or Internet failures; our dependence on establishing and maintaining strong brands; our inability to maintain or improve our competitive position or market share; the loss of strategic relationships or alliances with third parties; the business risks of international operations; the loss or unavailability of any of our co-located data centers; our recognition of revenue for subscription based services over the term of the applicable agreement; the occurrence of security or privacy breaches; adverse consequences of our substantial indebtedness; and other risks and uncertainties discussed in Endurance’s and Constant Contact’s filings with the SEC, including the “Risk Factors” sections of Endurance’s and Constant Contact’s most recent Quarterly Reports on Form 10-Q for the period ended June 30, 2015 and most recent Annual Reports on Form 10-K for the year ended December 31, 2014. You can obtain copies of Endurance’s and Constant Contact’s filings with the SEC for free at the SEC’s website (www.sec.gov). If the transaction is consummated, Constant Contact’s stockholders will cease to have any equity interest in Constant Contact and will have no right to participate in its earnings and future growth. Neither Endurance nor Constant Contact assume any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. This presentation includes data based on our internal estimates. While we believe that our internal estimates are reasonable, no independent source has verified such estimates. The information on, or that can be accessed through, any of our or Constant Contact’s websites is not deemed to be incorporated in this presentation or to be part of this presentation.

Additional information in connection with acquisition Additional Information About the Acquisition and Where to Find It This communication is being made in respect of the proposed transaction involving Constant Contact and Endurance. A special stockholder meeting will be announced soon to obtain stockholder approval in connection with the proposed merger between Constant Contact and Endurance. Constant Contact expects to file with the SEC a proxy statement and other relevant documents in connection with the proposed merger. The definitive proxy statement will be sent or given to the shareholders of Constant Contact and will contain important information about the proposed transaction and related matters. INVESTORS OF CONSTANT CONTACT ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CONSTANT CONTACT, ENDURANCE AND THE PROPOSED MERGER. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Constant Contact with the SEC at the SEC’s website at www.sec.gov, at Constant Contact’s website at www.constantcontact.com or by sending a written request to Constant Contact at 1601 Trapelo Road, Waltham, Massachusetts 02451, Attention: Investor Relations Department.   Participants in the Solicitation Constant Contact, Endurance, and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from Constant Contact’s stockholders in connection with the proposed merger. Information regarding Constant Contact’s and Endurance’s directors and executive officers is set forth in their respective definitive proxy statements for their respective 2015 Annual Meetings of Stockholders and their respective most recent annual reports on Form 10-K. Information regarding other persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Constant Contact’s stockholders in connection with the proposed merger will be set forth in Constant Contact’s definitive proxy statement for its special stockholder meeting. Additional information regarding these individuals and Constant Contact’s and Endurance’s respective directors and executive officers and any direct or indirect interests they may have in the proposed merger will be set forth in the definitive proxy statement when and if it is filed with the SEC in connection with the proposed merger.

AGENDA Endurance to Acquire Constant Contact Transaction Overview Q3 FY2015 Financial & Operating Metrics FY2015 & Preliminary FY2016 Guidance Supplemental Information Hari Ravichandran Founder & Chief Executive Officer Marc Montagner Chief Financial Officer CALL PARTICIPANTS

Full solutions provider to help SMBs start on the web and grow their business Builds on existing deep partnership between Endurance & Constant Contact Creates significant operational and financial scale, expected to enhance free cash flow generation and accelerate delivery of long-term financial targets Strengthens the company’s position as a leader in SMB online services with over 5 million subscribers combined Strategic rationale combination of two leading providers of complementary services to SMBs Web presence Marketing Solutions Full Solutions Provider Helping SMBs Grow Extends core capabilities to include product development and subscriber engagement 5M

Strong track record in execution of strategic acquisitions Endurance has a strong track record of integrating web service companies into its platform. 2010 2012 2014 2015 Key examples from the last five years include:

Definitive agreement signed October 30, 2015 Transaction Overview Transaction delivers significant value Pro forma for Constant Contact and the ACE data center transactions. Please see Non-GAAP Information slides for the definition of Constant Contact adjusted EBITDA. $32.00 per share in cash Transaction value of approximately $1.1 billion Implied multiple Approximately 12x 2015 Constant Contact estimated adjusted EBITDA, including cash on the balance sheet at close Approximately 7x 2015 Constant Contact estimated adjusted EBITDA including expected cost synergies Debt financing for the transaction has been fully committed Consideration to Constant Contact Shareholders Growth Opportunities Unique combination of two leaders focused on helping SMBs grow and succeed through online tools Enhances Endurance’s position as a complete online end-to-end solutions provider serving SMBs Creates subscriber base of over 5 million, enhancing operational scale Financial Expectations Combined pro forma(1) estimated 2015 Adjusted revenue of approximately $1.1 billion Adjusted EBITDA of approximately $350 million Combined pro forma estimated 2016 adjusted revenue growth of 10% to 12% and over $400 million in pro forma adjusted EBITDA Cost synergies expected to exceed $55mm annual run rate by year-end 2016 Approvals Required Constant Contact shareholder approval Antitrust clearance Expected closing date: first quarter 2016

ENDURANCE OVERVIEW



Subscriber growth "Q"
WORD OF MOUTH
AFFILIATE NETWORK
PARTNERS
INTERNAT'L
BULK BUYING
1997
2014
ONWARD
HOSTING
DOMAINS
CMS
BUILDERS
MOBILE
ECOMMERCE
NEW
Tech
bluehost
Service
HostGator
Basic
iPage
FatCow
Other Niche
arvixe
DOMAIN.COM
BuyDomains
WordPress
(Partner)
webzai
Sitelio
SiteBuilder.com
Sitey
website builder.com
appmachine
ecwid
(Partner)
MARKETING-LED SOLUTIONS
P x Q = Revenue Growth
ANALYTICS
UPSELL CHANNELS
ORDER FLOW
SALES FLOOR
MARKETPLACES
CAMPAIGNS
CONTENT LED MARKETING
$1-2 a month
High adoption, high growth products
$20+ a month
Targeted high price products
ARPS growth "P"

endurance.com / 8

CONSTANT CONTACT OVERVIEW

Constant Contact

"All the online marketing tools you need in one place"

- Founded in 1995
- Leading online marketing platform targeted at the SMB market, including:
  - Email marketing tool
  - Campaigns
  - Shared contacts
- Unique set of capabilities and talent in product, analytics, and customer engagement
- Q2FY15 TTM revenue of $353.5 million
- Q2FY15 TTM adjusted EBITDA* of $67.8 million
- 650,000 unique paying customers
- ARPS of $47.12

Market Leader
~650,000 small business and non-profit customers

Key Differentiators
Brand, integrated suite, customer education, coaching and support

Affordable Solutions
Starting at $20/month with larger customers paying hundreds per month

Delivering Success
Higher opens and clicks driving more revenue for customers


feedback
social
promotions
reporting
email
contacts

Note: Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of Constant Contact adjusted EBITDA to the nearest GAAP financial measure, as well as additional information on Constant Contact customers and ARPS can be found in the Non-GAAP Information slides.

endurance.com / 9

SMB SOLUTIONS value-creating brand and cross sell opportunities Opportunity to leverage Endurance’s sophisticated marketing funnel and low-cost distribution platform to market new products Hosting Web Presence Solutions Domains Backup Email Marketing Social Media SinglePlatform Full Product Suite Hosting Web Presence Solutions Domains Backup Email Marketing Social Media SinglePlatform NEW ENDURANCE DISTRIBUTION PLATFORM

KEY Q3 INITIATIVES Q3 review and Current INITIATIVES Fiscal 2015 initiatives expected to drive results in fiscal 2016 and beyond Gateway initiatives Positive indicators International expansion Growing Brazil presence and additional testing in Mexican market Partnerships Scaled joint marketing program with Constant Contact ACE data center acquisition Better alignment of technology operations and data center operations Reduction in fixed costs Re-organization intended to create a leaner, faster moving structure

FINANCIAL & OPERATING METRICS

Q3 2015 key FINANCIAL metrics GAAP Revenue ($M) UFCF, as reported ($M) Adj. Revenue ($M) Capital Expenditures ($M) 18% 15% 2% 15% -13% Free Cash Flow* Adj. EBITDA ($M) 3.7% of adjusted revenue 5.1% of adjusted revenue * Free cash flow defined as cash flow from operations, less capital expenditures and capitalized leases. Q3 FY15 FCF was negatively impacted by integration and restructuring expenses and transaction and legal related expenses of approximately $9.4 million. Note: Reconciliation for adjusted revenue, adjusted EBITDA, UFCF (as reported), and FCF available in Non-GAAP Information slides.

Year to date 2015 key FINANCIAL metrics GAAP Revenue ($M) UFCF, as reported ($M) Adj. Revenue ($M) Adj. EBITDA ($M) 20% 13% 16% 16% Free Cash Flow* 29% Capital Expenditures ($M) 4.3% of adjusted revenue 4.7% of adjusted revenue * Free cash flow defined as cash flow from operations, less capital expenditures and capitalized leases. Note: Reconciliation for adjusted revenue, adjusted EBITDA, UFCF (as reported), and FCF available in Non-GAAP Information slides.

Historic operating metrics Note: Please refer to Non-GAAP Information slides for definitions and other important information about total subscribers and ARPS. Total Subscribers (‘000s) ARPS ($) Year to Date ARPS ($) Year to Date Total Subscribers (‘000s) 17%

Monthly GAAP revenue per subscriber* by age * Calculated as monthly GAAP revenue attributable to included subscribers for the applicable time period, divided by the number of those subscribers. (1)   Based on data for active subscribers that account for approximately 70% of our total revenue. (2)   Based on the same subscriber data as “Active Subscribers” chart above, but also includes monthly GAAP revenue attributable to subscribers that canceled between January 1, 2010 and September 2015. Subscribers over Time Active Subscribers Reflects monthly GAAP revenue trend for subscribers that were active between January 2010 and September 2015.(2) Reflects monthly GAAP revenue trend for current active subscribers.(1) Number of months on platform Number of months on platform

YEAR TO DATE &

REVISED FY2015 GUIDANCE – STANDALONE (1)

Adjusted Revenue	Q1	Q2	Q3	Q4	Full year
FY2014	$152.8M	$159.0M	$164.9M	$175.2M	$652.0M
FY2015	$178.7M	$183.3M	$190.3M	~$194M	~$745-$750M
y/y growth	*17%*	*15%*	*15%*	*~11%*	*~14% - 15%*

Adjusted EBITDA	Q1	Q2	Q3	Q4	Full year
FY2014	$59.1M	$56.5M	$58.0M	$62.0M	$235.6M
FY2015	$67.6M	$61.6M	$66.6M	~$71M	~$265-$270M
y/y growth	*14%*	*9%*	*15%*	*~15%*	*~12% - 15%*

UFCF, as reported	Full year
FY2014	$193.4M
FY2015	$220-$230M
y/y growth	*~14% - 19%*

FCF*	Full year
FY2014	$115.2M
FY2015	~$142M
y/y growth	*~23%*

(1) Standalone guidance does not reflect any impact of the announced acquisition of Constant Contact.

Note: Reconciliation for historical adjusted revenue, adjusted EBITDA, UFCF (as reported) and FCF available in Non-GAAP Information slides. We have not reconciled our adjusted revenue, adjusted EBITDA , UFCF (as reported), or FCF guidance to the most comparable GAAP metrics because we do not provide guidance for the reconciling items between these non-GAAP metrics and the most comparable GAAP metrics, as certain of these items are out of our control and/or cannot be reasonably predicted.

** Free cash flow defined as cash flow from operations, less capital expenditures and capitalized leases.*

endurance.com / 17

FY2016 PRELIMINARY GUIDANCE
ANNUAL VIEW

	Endurance Standalone(1)	Combined Entity Pro Forma Basis (2)
Adjusted Revenue	~11% to 13% y/y growth	~10% to 12% y/y growth
Adjusted EBITDA	~11% to 13% y/y growth	Approx. $400M for full year 2016
Capex	~5% as % of revenue	~5% as % of revenue
FCF*	~15% to 20% y/y growth	--

(1) Endurance standalone guidance includes completed M&A transactions and does not reflect any impact of the announced acquisition of Constant Contact.

(2) Combined pro forma figures assume full year impact of the announced acquisition of Constant Contact including synergies expected to be realized in 2016.

These pro forma figures do not represent "pro forma" amounts determined in accordance with the SEC's rules and regulations, including Article 11 of Regulation S-X, and should not be taken to represent how Endurance would have performed on a historical basis had Constant Contact's operations been included in the period presented, or how Endurance will perform in any future period.

** Free cash flow defined as cash flow from operations, less capital expenditures and capitalized leases*

endurance.com / 18

TRANSACTION FINANCING

(in $MM)	Standalone at 9/30/2015	PF Financing Adjustment (1)	PF Combination
Existing Term Loan	$1,029		$1,029
Revolving Credit Facility	70	(70)	
Capital leases	5		5
Cash	(35)	(27)	(62)
Incremental Term Loan		735	735
Secured Net Debt	**$1,069**	**$638**	**$1,707**
Senior Unsecured Notes		$350	$350
Total Net Debt	**$1,069**		**$2,057**

		Leverage Secured	Leverage Unsecured
STANDALONE			
LTM* adjusted EBITDA at 9/30/2015	**$258M**	**4.1x**	
COMBINED ESTIMATED PRO FORMA			
2015 adjusted EBITDA(2) (with $55M of run rate synergies+)	**$395M**	**4.3x**	**5.2x**
2016 adjusted EBITDA(3) (with $55M of run rate synergies+)	**$430M**	**4.0x**	**4.8x**

** Last twelve months*
+ Run rate synergies expected to be reached by the end of fiscal 2016.

(1) These amounts relate to expected acquisition financing.
(2) Based on Endurance guidance and street consensus forecast for Constant Contact
(3) Figures adjusted to reflect Endurance's methodology for calculation of adjusted EBITDA

These pro forma figures do not represent "pro forma" amounts determined in accordance with the SEC's rules and regulations, including Article 11 of Regulation S-X, and should not be taken to represent how Endurance would have performed on a historical basis had Constant Contact's operations been included in the period presented, or how Endurance will perform in any future period. Run rate synergies expected to be fully realized starting at the end of 2016.

endurance.com / 19

Strengthens the company’s position as a leader in the SMB online marketing space Extends core capabilities to product development and subscriber engagement Creates significant operational and financial scale, expected to enhance free cash flow generation and accelerate delivery of long-term financial targets Builds on existing deep partnership between Endurance & Constant Contact on the marketing side Investment highlights Leading provider of a complete suite of web products for SMBs WP Optimized Hosting

Supplemental information

CAPITALIZATION & DEBT Dec 31, 2014 March 31, 2015 June 30, 2015 Sept. 30, 2015 Revolver $50 $21 $35 $70 First Lien Debt 1,037 1,034 1,032 1,029 Total Senior Debt $1,087 $1,055 $1,067 $1,099 Deferred Purchase Obligations 25 45 33 52 Capital Lease 8 7 6 5 Total Debt $1,120 $1,107 $1,106 $1,156 Cash 34 33 37 35 Net Debt $1,086 $1,074 $1,069 $1,121 LTM* Q3 Guidance 2015** Adjusted EBITDA $258 ~$267 Numbers in $M * Last twelve months **Based on our expectations as of the date of this presentation, November 2, 2015. Figure represents the midpoint of our guidance range.

Cash Return On Invested Capital (CROIC) CROIC UFCF ADJUSTED INVESTED CAPITAL UFCF is calculated as GAAP cash flow from operations less capital expenses and leases, or as Free Cash Flow (FCF) plus interest paid. Please see Non-GAAP Information slides for further details Calculated as total debt (which is the sum of short and long term notes payable, deferred consideration and capital lease obligations) plus long term deferred revenue plus total stockholders’ equity, adjusted for the impact from the December 2011 leveraged buyout by Warburg Pincus and Goldman Sachs. Please see Non-GAAP Reconciliation slides for further details. (1) (2)

Historic FINANCIAL & Operating metrics Adj. Revenue ($M) Adj. EBITDA ($M) Note: Please refer to the Non-GAAP Information slides for additional important information on adjusted revenue, adjusted EBITDA, total subscribers and ARPS. Total Subscribers (‘000s) ARPS ($)

Non-GAAP information

NON – GAAP RECONCILIATION STATEMENT

The following table reflects the reconciliation of ARPS and adjusted revenue to revenue calculated in accordance with GAAP (all data in thousands, except ARPS data):

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2014	2015	2014	2015
Revenue	$ 160,167	$ 188,523	$ 457,909	$ 548,272
Purchase accounting adjustment	4,763	1,773	18,830	4,024
Adjusted revenue	$ 164,930	$ 190,296	$ 476,739	$ 552,296
Total subscribers	3,841	4,482	3,841	4,482
Average subscribers for the period	3,794	4,438	3,693	4,275
ARPS	$ 14.49	$ 14.29	$ 14.35	$14.36

The following table reflects the reconciliation of Adjusted EBITDA to net loss calculated in accordance with GAAP (all data in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2014	2015	2014	2015
Net loss	$ (9,443)	$ (15,351)	$ (48,044)	$ (16,538)
Stock-based compensation	4,189	9,762	11,362	20,272
Loss (gain) on sale of assets	(365)	(191)	(291)	(155)
Gain of unconsolidated entities (1)	84	4,550	(26)	3,676
Amortization of intangible assets	26,247	23,758	75,788	67,191
Amortization of deferred financing costs	19	21	57	62
Changes in deferred revenue	12,015	6,640	61,932	29,204
Impact of reduced fair value of deferred domain registration costs	(4,255)	(442)	(16,592)	(1,645)
Transaction expenses and charges	1,786	1,461	3,906	4,602
Integration and restructuring expenses	5,166	7,770	16,337	11,513
Legal advisory expenses (2)	-	133	-	1,188
Depreciation	8,005	8,554	22,553	24,649
Income tax expense	289	5,397	4,776	9,082
Interest expense, net (excluding amortization of deferred financing costs)	14,305	14,496	41,907	42,578
Adjusted EBITDA	$ 58,042	$ 66,558	$ 173,665	$ 195,679

(1) The gain of unconsolidated entities is reported on a net basis for the nine months ended September 30, 2015. The nine months ended September 30, 2015 includes a $5.4 million gain for the redemption of our equity interest in World Wide Web Hosting, partially offset by our proportionate share of net losses from unconsolidated entities $9.1 million.

(2) Consists of legal and related advisory expense associated with matters that are the subject of a class action lawsuit filed against the Company in May 2015.

endurance.com / 26

Non – GAAP Reconciliation Statement (cont.) The following table reflects the reconciliation of cash flows from net cash provided by operating activities to Free Cash Flow (“FCF”), Unlevered Free Cash Flow (“UFCF”), and Unlevered Free Cash Flow (as reported) (all data in thousands, except per share data):   (1)Capital expenditures include payments under a three year capital lease for software of $11.7 million beginning in January 2014. During the three months ended September 30, 2014 and September 30, 2015, these payments amounted to $0.9 million and $1.0 million, respectively. During the nine months ended September 30, 2014 and September 30, 2015, these payments amounted to $2.7 million and $2.8 million, respectively. The remaining balance on the capital lease is $5.3 million as of September 30, 2015.   (2) Consists of legal and related advisory expense associated with matters that are the subject of a class action lawsuit filed against the Company in May 2015.   (3) Interest paid in the above table is disclosed in the consolidated statement of cash flows. As previously reported, interest paid in the FCF/UFCF reconciliation table was net of accrued loan interest and net interest income. If we used the previous method, the Unlevered Free Cash Flow (as reported) amounts for the three months ended September 30, 2014 and 2015 would be $50.1 million and $51.1 million, respectively and the amounts reported for the nine months ended September 30, 2014 and 2015 would be $142.7 million and $166.1 million, respectively.   Three Months Ended  September30,   Nine Months Ended  September 30,     2014   2015   2014   2015   GAAP Cash Flow from Operations 38,138 37,582 104,527 133,814 Less:         Dividend from minority interest (167) - (167) - Capital expenditures and capital lease obligations (1) (6,022) (9,710) (20,705) (26,094)           Free Cash Flow $ 31,949 $27,872 $83,655 $107,720           Plus:         Interest paid 14,309 14,338 42,578 42,449           Unlevered Free Cash Flow $ 46,258 $42,210 $126,233 $150,169           Adjustments Plus:         Transaction expenses and charges 1,387 1,124 3,486 3,701 Integration and restructuring expenses 2,463 7,099 13,634 11,404 Legal advisory expenses (2) - 725 - 1,187                     Unlevered Free Cash Flow (as reported) (3) $ 50,108 $51,158 $143,353 $166,461

Non – GAAP Reconciliation Statement (cont.) The following table provides a reconciliation of income tax expense included in the Adjusted EBITDA table above and in our consolidated statements of operations and comprehensive loss to the income taxes paid amount in our consolidated statements of cash flows (all data in thousands): The following table provides a reconciliation of net interest expense included in the Adjusted EBITDA reconciliation table above to net interest expense in our consolidated statements of operations and comprehensive loss and to interest paid in our consolidated statements of cash flows (all data in thousands):               Three Months Ended September 30,     Nine Months Ended September 30,     2014   2015     2014   2015   Income tax expense in consolidated statement of operations and comprehensive income (loss) $289 $ 5,397   $4,776 $ 9,082 Less: non-cash deferred tax expense 406 (3,660)   (1,534) (5,621)             Plus: decrease (increase) in accrued income taxes (149) (180)   (1,745) 513             Income taxes paid in consolidated statements of cash flows $546 $ 1,557   $1,497 $ 3,974               Three Months Ended September 30,   Nine Months Ended September 30,     2014   2015   2014   2015   Interest expense, net (excluding amortization of deferred financing costs) $ 14,305 $ 14,496 $ 41,907 $ 42,578 Amortization of deferred financing costs 19 21 57 62 Other income —  —  —  (5,440)           Other (income) expense, net in consolidated statements of operations and comprehensive loss $14,324 $ 14,517 $41,964 $ 37,200                     Add:         Other income —  — —  5,440 Less:         Amortization of deferred financing costs (19) (21) (57) (62) Amortization of net present value of deferred consideration — (207) (5) (488) (Increase) decrease in accrued interest (79) (58) 421 43 Interest income 83 107 255 316           Interest paid in consolidated statements of cash flows $14,309 $ 14,338 $42,578 $ 42,449

NON – GAAP RECONCILIATION
STATEMENT (CONT.)

Calculation of Cash Return on Invested Capital (in $ millions)	FY2011	FY2012	FY2013	FY2014	TTM - Q1'15	TTM – Q2'15	TTM – Q3'15
GAAP Cash Flow from Operations	$ 46.3	$ 55.3	$ 32.6	$ 142.9	$ 155.1	$ 172.7	172.2
Dividend from Minority Interest	-	-	-	(0.2)	(0.2)	(0.2)	-
Capital Expenditures and Capital Lease Obligations	(6.6)	(28.2)	(33.5)	(27.5)	(28.6)	(29.2)	(32.9)
Free Cash Flow	39.6	27.2	(0.9)	115.2	126.4	143.4	139.3
Interest Paid	24.0	40.9	90.0	57.4	57.5	57.3	57.3
Unlevered Free Cash Flow	**$ 63.7**	**$ 68.1**	**$ 89.1**	**$ 172.6**	**$ 183.9**	**$ 200.6**	**$196.6**
Current Portion of Long Term Debt	3.5	23.0	10.5	60.5	31.5	45.5	80.5
Notes Payable, Long Term	346.5	1,107 .0	1,036.9	1,026.4	1,023.8	1,021.1	1,018.5
Capital Leases, Short and Long Term	-	-	-	8.1	7.2	6.2	5.3
Long Term Deferred Revenue	14.2	36.3	55.3	65.9	68.5	72.0	75.0
Deferred Consideration	7.7	77.4	28.6	24.6	44.8	32.7	54.1
Redeemable Non-Controlling Interest	-	-	20.8	30.5	-	-	-
Total Shareholders' Equity	652.5	70.2	155.3	174.5	179.1	183.9	181.5
Total Invested Capital	1,024.4	1,313.8	1,307.4	1,390.5	1,354.9	1,361.5	1,414.9
Adjustments Related to Sponsor Acquisition (1)							
Purchase Consideration	(683.1)	(683.1)	(683.1)	(683.1)	(683.1)	(683.1)	(683.1)
Purchase accounting impact, cumulative	2.0	49.0	75.7	101.7	111.2	120.9	130.8
Adjusted Invested Capital	**$ 343.3**	**$ 679.8**	**$ 700.0**	**$ 809.1**	**$ 783.0**	**$ 799.3**	**$862.6**
Cash Return on Invested Capital (CROIC)	**18.6%**	**10.0%**	**12.7%**	**21.3%**	**23.5%**	**25.1%**	**22.8%**

(1) For detailed adjustments, please refer to Form S-1 filed on October 23, 2013. Includes cash paid to selling shareholders, Issuance of preferred stock, deemed capital contribution for roll-over stockholders, and deferred consideration. Please see Non-GAAP and Other Financial Measures slides for definition of Sponsor Acquisition.

The UFCF and CROIC shown above are revised from amounts previously reported. UFCF has been revised to simplify the calculation, while the CROIC methodology was refined to adjusted invested capital by all impacts of the Sponsor Acquisition. Under the prior methodology, UFCF would have been: FY2011- no change; FY2012- $79.4 million; FY2013 - $82.1 million; FY2014 - $172.0 million; TTM Q1 2015 - $183.7 million; and TTM Q2 2015 - $200.3 million. CROIC would have been: FY2011 – no change; FY2012 - 11.4%; FY2013 - 11.0%; FY2014 - 19.7%; TTM Q1 2015 - 21.7%; and TTM Q2 2015 - 23.1%.

**Individual adjustments may not total reported numbers due to rounding.*

endurance.com / 29

ADJUSTED P&L RECONCILIATION STATEMENT

(in $ millions)	Three Months Ended June 30 2014	Three Months Ended June 30 2015	Three Months Ended September 30, 2014	Three Months Ended September 30, 2015	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2015	Year Ended December 31, 2014
GAAP Revenue	$152.0	$182.4	160.2	188.5	457.9	548.3	$629.8
Purchase Accounting Adjustment	7.0	0.9	4.8	1.8	18.8	4.0	22.1
Adjusted Revenue	**$159.0**	**$183.3**	**165.0**	**190.3**	**476.7**	**552.3**	**$651.9**
GAAP Cost of Revenue	92.6	104.9	97.4	110.8	279.2	316.7	381.5
Stock Based Compensation	(0.1)	(0.7)	(0.1)	(0.6)	(0.4)	(1.4)	(0.5)
Depreciation	(7.0)	(7.5)	(7.5)	(7.8)	(21.2)	(22.6)	(29.0)
Amortization	(25.5)	(22.1)	(26.2)	(23.8)	(75.8)	(67.2)	(102.7)
Integration and Restructuring Expenses	(3.4)	(1.9)	(2.9)	(4.5)	(7.7)	(7.5)	(9.8)
Adjusted Cost of Revenue	**$56.6**	**$72.7**	**60.7**	**74.1**	**174.1**	**218.0**	**$239.5**
Adjusted Gross Profit	**$102.4**	**$110.6**	**104.3**	**116.2**	**302.6**	**334.3**	**$412.4**
GAAP Engineering & Development	5.4	6.6	4.2	7.9	14.6	19.9	19.5
Stock Based Compensation	(0.2)	(0.5)	(0.2)	(0.6)	(0.6)	(1.3)	(0.9)
Depreciation	(0.0)	(0.2)	(0.1)	(0.2)	(0.2)	(0.5)	(0.2)
Integration and Restructuring Expenses	(1.5)	(0.5)	(0.2)	(1.7)	(2.2)	(2.2)	(2.3)
Adjusted Engineering & Development	**$3.7**	**$5.4**	**3.7**	**5.4**	**11.6**	**15.9**	**$16.1**
GAAP Sales & Marketing	38.2	37.2	34.8	37.5	114.6	109.8	146.8
Stock Based Compensation	(0.4)	(0.8)	(0.4)	(1.1)	(1.2)	(2.3)	(1.6)
Depreciation	(0.2)	(0.3)	(0.3)	(0.3)	(0.7)	(0.8)	(1.0)
Integration and Restructuring Expenses	(0.8)	0.2	(0.4)	(0.8)	(1.9)	(0.6)	(2.4)
Adjusted Sales & Marketing	**$36.8**	**$36.3**	**33.7**	**35.3**	**110.8**	**106.1**	**$141.8**
GAAP General & Administrative	16.9	21.1	18.6	23.2	50.9	63.0	69.5
Stock Based Compensation	(3.0)	(4.6)	(3.5)	(7.4)	(9.3)	(15.2)	(13.0)
Depreciation	(0.2)	(0.2)	(0.2)	(0.3)	(0.5)	(0.7)	(0.7)
Integration and Restructuring Expenses	(2.3)	(0.1)	(1.7)	(0.8)	(4.5)	(1.3)	(5.5)
Legal Advisory Expenses	0.0	(1.1)		(0.1)	-	(1.2)	0.0
Gain (Loss) on Sale of Assets	(0.1)	0.0	0.4	0.2	0.3	0.2	0.2
Transaction Expense and Charges	(0.8)	(1.6)	(1.8)	(1.5)	(3.9)	(4.6)	(4.8)
Adjusted General & Administrative	**$10.5**	**$13.5**	**11.8**	**13.3**	**33.0**	**40.2**	**$45.7**
Adjusted Operating Income	**$51.4**	**$55.3**	**55.1**	**62.2**	**147.2**	**172.1**	**$208.8**
Changes in Deferred Revenue	18.5	7.6	12.0	6.6	61.9	29.2	67.7
Impact of Reduced Fair Value of Deferred Domain Registration Costs	(6.3)	(0.5)	(4.3)	(0.4)	(16.6)	(1.6)	(18.8)
Reversal of Purchase Accounting Revenue Impact	(7.0)	(0.9)	(4.8)	(1.8)	(18.8)	(4.0)	(22.1)
Adjusted EBITDA	**$56.5**	**$61.6**	**$58.0**	**$66.6**	**$173.7**	**$195.7**	**$235.6**

*Individual adjustments may not total reported numbers due to rounding.

endurance.com / 30

Adjusted EBITDA, free cash flow, unlevered free cash flow, unlevered free cash flow (as reported), cash return on invested capital, adjusted revenue, average revenue per subscriber, average subscribers, net debt, and the other non-GAAP measures listed below are non-GAAP financial measures and should not be considered as alternatives to net income, revenue or any other measure of financial performance calculated and presented in accordance with GAAP. We believe these non-GAAP financial measures are helpful to investors because we believe they reflect the operating performance of our business and help management and investors gauge our ability to generate cash flow and evaluate the effectiveness of our capital deployment strategy, excluding some recurring and non-recurring expenses that are included in the most directly comparable measures calculated and presented in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income (loss) plus (i) changes in deferred revenue, depreciation, amortization, stock-based compensation expense, loss of unconsolidated entities, net loss on sale of assets, expenses related to integration of acquisitions and restructurings, transaction expenses and charges, certain legal advisory expenses, interest expense and income tax expense, less (ii) earnings of unconsolidated entities, net gain on sale of assets and the impact of purchase accounting related to reduced fair value of deferred domain registration costs. Due to our history of acquisitions and financings, we have incurred and will continue to incur charges for integration, restructuring and transaction expenses that primarily relate to the process of acquiring another business and integrating that business into our support and/or technical platforms. We believe that adjusting for these items is useful to investors in evaluating the post integration performance of our company. We manage our business based on the cash collected from our subscribers and the cash required to acquire and service those subscribers. We believe highlighting cash collected and cash spent in a given period provides insight to an investor to gauge the overall health of our business. Under GAAP, although subscription fees are paid in advance, we recognize the associated revenue over the subscription term, which does not fully reflect short-term trends in our operating results. In order to capture these trends and report our performance consistently with how we manage our business, we include the change in deferred revenue for the period in our calculation of adjusted EBITDA for that period. Free Cash Flow, or FCF, is a non-GAAP financial measure that we calculate as cash flow from operations less capital expenditures and capital lease obligations and dividend from minority interest. We believe that FCF provides investors with an indicator of our ability to generate positive cash flows after meeting our obligations with regard to capital expenditures and payment of interest on our outstanding indebtedness. Unlevered Free Cash Flow, or UFCF, is a non-GAAP financial measure that we calculate as FCF plus interest paid. We believe the most useful indicator of our operating performance is the cash generating potential of our company prior to any accounting charges related to our acquisitions and after investment in capital expenditures to operate our technology platform. Given our substantial bank debt, we believe it is important to present to our investors the cash generation potential of our business prior to interest payments. Non-GAAP & Other Financial Measures

Unlevered Free Cash Flow (as reported), or UFCF (as reported), is a non-GAAP financial measure that we calculate as UFCF plus integration and restructuring expenses, transaction expenses and charges, certain legal advisory expenses, and dividend related payments. We believe that this presentation provides investors with an alternative view of UFCF by adding back expenses that primarily relate to the process of acquiring another business and integrating that business into our support and/or technical platforms, which we believe is useful to investors in evaluating the post integration performance of our company. UFCF (as reported) also adds back certain legal advisory and dividend related expenses that we believe do not reflect our ongoing operating performance. Cash Return on Invested Capital – Cash return on invested capital, or CROIC, is a non-GAAP financial measure that we calculate as UFCF divided by adjusted invested capital. We calculated adjusted invested capital as the sum of total debt (which is the sum of short and long term notes payable, deferred consideration and capital lease obligations) plus long term deferred revenue plus total stockholders’ equity, adjusted for all impacts from the December 2011 leveraged buy-out of our company by investment funds and entities affiliated with Warburg Pincus and Goldman Sachs, which we refer to as the Sponsor Acquisition. We believe CROIC is useful to management and investors because it helps assess the effectiveness of our capital deployment strategy by measuring our ability to generate cash flow from invested capital. Adjusted Revenue is a non-GAAP financial measure that we calculate as GAAP revenue adjusted to exclude the impact of any fair value adjustments to deferred revenue resulting from acquisitions. Historically, we also adjusted the amount of revenue to include the revenue generated from subscribers we added through business acquisitions as if those acquired subscribers had been our subscribers since the beginning of the period presented. Since the first quarter of 2014, we have included the revenue we add through business acquisitions from the closing date of the relevant acquisition. We believe that excluding fair value adjustments to deferred revenue is useful to investors because it shows our revenue prior to purchase accounting charges related to our acquisitions. Total Subscribers - We define total subscribers as those that, as of the end of a period, are identified as subscribing directly to our products on a paid basis, excluding accounts that access our solutions via resellers or that purchase only domain names from us. Historically, in calculating total subscribers, we included the number of end-of-period subscribers we added through business acquisitions as if those subscribers had subscribed with us since the beginning of the period presented. Since the first quarter of 2014, we have included subscribers we added through business acquisitions from the closing date of the relevant acquisition. Additionally, in the fourth quarter of 2014, we modified our definition of total subscribers to better reflect our expanding product mix by including paid subscribers to all of our subscription-based products, rather than limiting the definition to paid subscribers to our hosted web presence solutions. Total subscribers for a period reflects adjustments to add or subtract subscribers as we integrate acquisitions and/or are otherwise able to identify subscribers that meet this definition of total subscribers. Approximately 9 percent of the increase in total subscribers in the third quarter of 2015 consists of these adjustments. Non-GAAP & Other Financial Measures (cont.)

Average Revenue Per Subscriber, or ARPS, is a non-GAAP financial measure that we calculate as the amount of adjusted revenue we recognize in a period, including marketing development funds and other revenue not received from subscribers, divided by the average of the number of total subscribers at the beginning of the period and at the end of the period, which we refer to as average subscribers for the period. We believe ARPS is an indicator of our ability to optimize our mix of products and services and pricing and sell products and services to new and existing subscribers. As we on-board new subscribers, we typically on-board them at introductory prices, which negatively impacts ARPS. Furthermore, ARPS can be impacted by our acquisitions since the acquired subscribers may have higher or lower than average ARPS. Average Subscribers – please see definition of Average Revenue Per Subscriber. Net Debt is a non-GAAP financial measure that we calculate as total debt (which is the sum of short and long term notes payable, deferred consideration and capital lease obligations) less cash and cash equivalents. We use net debt to evaluate our capital structure.  Adjusted Cost of Revenue, Adjusted Sales and Marketing, Adjusted Engineering and Development and Adjusted General and Administrative (together the “Adjusted Operating Expenses”) and Adjusted Operating Income are non-GAAP financial measures that we believe are helpful in understanding the operating performance of our business without the impact of non-cash expenses, expenses related to integrations of acquisitions and restructurings, and transaction expenses and charges including costs associated with certain litigation matters. These measures are calculated as follows:   Adjusted Cost of Revenue is calculated as cost of revenue less stock-based compensation expense, depreciation, amortization and expenses related to integration of acquisitions and restructurings. Adjusted Sales and Marketing is calculated as sales and marketing expense less stock-based compensation expense, depreciation and expenses related to integration of acquisitions and restructurings.   Adjusted Engineering and Development is calculated as engineering and development expense less stock-based compensation expense, depreciation and expenses related to integrations of acquisitions and restructurings. Adjusted General and Administrative is calculated as general and administrative expense less stock-based compensation expense, depreciation, expenses related to integration of acquisitions and restructurings, transaction expense and charges, certain legal advisory expenses and gain (loss) on sale of assets. Non-GAAP & Other Financial Measures (cont.)

Adjusted Operating Income is calculated by subtracting the sum of the Adjusted Operating Expenses, as defined above, from adjusted revenue. Our non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to adjustments for integration and restructuring expenses. In addition, there are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP, may be different from non-GAAP financial measures used by other companies and exclude expenses that may have a material impact on our reported financial results. Furthermore, interest expense, which is excluded from some of our non-GAAP measures, has and will continue to be for the foreseeable future a significant recurring expense in our business. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. We urge you to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures included with this presentation, and not to rely on any single financial measure to evaluate our business. Pro forma adjusted revenue and pro forma adjusted EBITDA Pro forma adjusted revenue and pro forma adjusted EBITDA as used herein are non-GAAP measurements that are presented herein as a supplemental disclosure. As used herein, pro forma adjusted revenue reflects the arithmetic sum of Endurance’s expected revenue and Constant Contact’s expected revenue for the applicable period, in each case adjusted to exclude the impact of any fair value adjustments to deferred revenue resulting from the acquisition of Constant Contact. As used herein, pro forma adjusted EBITDA reflects the arithmetic sum of Endurance’s and Constant Contact’s expected adjusted EBITDA for the applicable period, after conforming both adjusted EBITDA figures to Endurance’s methodology for determining adjusted EBITDA, which is calculated as net income (loss) plus (i) changes in deferred revenue, depreciation, amortization, stock-based compensation expense, loss of unconsolidated entities, net loss on sale of assets, expenses related to integration of acquisitions and restructurings, transaction expenses and charges, certain legal advisory expenses, interest expense and income tax expense, less (ii) earnings of unconsolidated entities, net gain on sale of assets and the impact of purchase accounting related to reduced fair value of deferred domain registration costs. These pro forma figures do not represent “pro forma” amounts determined in accordance with the SEC’s rules and regulations, including Article 11 of Regulation S-X, do not reflect any pro forma adjustments resulting from the proposed transaction, and should not be taken to represent how Endurance would have performed on a historical basis had Constant Contact’s operations been included in the period presented, or how Endurance will perform in any future period. These non-GAAP financial measures, as well as the other information in this press release, should be read in conjunction with Endurance’s and Constant Contact’s financial statements filed with the SEC. All information presented on a pro forma basis for fiscal years 2015 and 2016 is preliminary. Non-GAAP & Other Financial Measures (cont.)

Non – GAAP Reconciliation Statement (cont.) Constant Contact In addition to the results prepared in accordance with generally accepted accounting principles (GAAP), the company reports certain non-GAAP financial measures and other defined financial metrics. Management of the Company does not consider non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company's financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded from these non-GAAP financial measures. In order to compensate for these limitations, management of the Company presents its non-GAAP financial measures in connection with its GAAP results and urges investors not to rely on any single financial measure to evaluate the Company's business. Notwithstanding the foregoing, these measures may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA (loss) is a non-GAAP financial measure that is defined as GAAP net income (loss) before income taxes, interest income and other income (expense), net, depreciation and amortization, stock-based compensation, litigation contingency accruals and contingent consideration adjustments. Adjusted EBITDA margin is a non-GAAP financial measure that is calculated by dividing adjusted EBITDA (loss) by revenue. Non-GAAP net income (loss) is a non-GAAP financial measure that is defined as GAAP net income (loss) before the non-cash portion of income taxes, stock-based compensation expense, litigation contingency accruals and contingent consideration adjustments. Non-GAAP net income (loss) per share is a non-GAAP financial measure that is calculated by dividing non-GAAP net income (loss) by the weighted average shares outstanding. Estimated cash tax rate is calculated by dividing estimated taxes to-be-paid by estimated annual profit before taxes. Free cash flow is calculated by subtracting acquisition of property and equipment from net cash provided by operating activities. Unique Customers: We define unique customers as customers of all of our products and services, inclusive of both subscription and transaction-based products. Transactional customers are included in the customer count for the period if they transacted within the prior 12-month period. A customer of multiple products and services is counted as one unique customer. Note: references to the "Company" on this slide refer to Constant Contact.

For the three-month period ending TTM Period ending (All figures in thousands) September 30, 2014 December 31, 2014 March 30, 2015 June 30, 2015 June 30, 2015 Net income $ 5,198 $ 6,248 $ 3,550 $ 3,826 $ 18,822 Income tax expense $ 3,224 $ 1,239 $ 693 $ 2,390 $ 7,546 Interest income and other (income) expense, net $ (339) $ 71 $ 57 $ (168) $ (379) Depreciation and amortization $ 6,234 $ 6,123 $ 6,053 $ 6,162 $ 24,572 Stock-based compensation expense $ 3,810 $ 4,516 $ 4,304 $ 4,622 $ 17,252 Adjusted EBITDA $ 18,127 $ 18,197 $ 14,657 $ 16,832 $ 67,813 Revenue $ 83,494 $ 88,054 $ 90,417 $ 91,531 $ 353,496 Non – GAAP Reconciliation Statement (cont.) Constant Contact The following table reflects the reconciliation of Constant Contact Net Income to Adjusted EBITDA :